                                                                     EXHIBIT 8.1


                 [TO BE TYPED ON MAYNARD, COOPER LETTERHEAD]





                                ___________, 1997




Alabama National BanCorporation
1927 First Avenue North
Birmingham, Alabama  35203
Attention:  Chairman and Chief Executive Officer

                 Re: Agreement and Plan of Merger dated as of July 24, 1997 (the "Merger Agreement") between First American Bancorp ("FAB"); and Alabama National BanCorporation ("ANB"); which provides for the merger of FAB with and into ANB

Gentlemen:

         This letter is in response to your request that we provide you with our opinion with respect to certain of the federal income tax consequences of consummation of the transactions set forth in the Merger Agreement. In rendering this opinion, we have relied upon the facts presented to us in (i) the Merger Agreement and (ii) the Joint Proxy Statement and Prospectus filed with the Securities and Exchange Commission as part of ANB's Registration Statement on Form S-4, including the exhibits thereto along with the amendments thereto. Additionally, we have relied upon the representations of management of FAB and management of ANB set forth in certificates of officers of those entities, copies of which are attached hereto as Exhibits A and B, respectively. In the aggregate, the facts relied upon are as set forth in the section of this letter denominated "FACTS."

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate.
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Alabama National BanCorporation
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         We have assumed that the stockholders of both ANB and FAB approve the
Merger Agreement in accordance with law of Delaware and Alabama, their respective state of incorporation. We have assumed that the transactions contemplated by the Merger Agreement, will qualify as statutory mergers under Delaware and Alabama law.

                                     FACTS

         ANB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with its principal executive office located in Birmingham, Alabama. It presently has 10,000,000 authorized shares of common capital stock, $1.00 par value per share ("ANB Common Stock"), of which 6,525,418 shares were issued and outstanding as of June 30, 1997. Additionally, ANB has 100,000 authorized shares of preferred stock, $1.00 par value per share, none of which were issued and outstanding as of June 30, 1997. Since June 30, 1997, there has been no change in the issued and outstanding ANB Common Stock (except (i) as will be effected by the transactions described herein, and (ii) for insignificant changes occurring in the ordinary course of business), and none of the preferred shares have been issued.

         FAB is a corporation duly organized, validly existing and in good standing under the laws of the State of Alabama with its principal executive offices located in Decatur, Alabama. As of June 30, 1997, FAB had 10,000,000 authorized shares of common capital stock, each of which had a par value of $.01 per share (the "FAB Common Stock"), of which 2,878,683.785 were issued and outstanding as of June 30, 1997. Additionally, FAB has 400,000 authorized shares of preferred stock, $.01 par value per share, none of which were issued and outstanding as of June 30, 1997.

         FAB owns all the stock of First American Bank, an Alabama state banking corporation ("First American Bank").

         Numerous factors were considered by the Boards of Directors of FAB and ANB in approving and recommending to their respective shareholders the terms of the merger of FAB into ANB (the "Merger"). These included an analysis of the financial structure; results of operations; prospects of ANB, the bank subsidiaries of ANB, FAB and First American Bank; the composition of the businesses of the two organizations; the overall compatibility of the management of the organizations; the outlook for both organizations in the banking and financial services industry; and the opinion of an investment banker as to the fairness of the terms of the Merger from a financial point of view.

         ANB's board of directors considered the information presented to the directors by the management of ANB concerning (i) the business, operations, earnings, asset quality, and





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financial condition of FAB, including the composition of the earning asset portfolio of FAB, (ii) the financial terms of the Merger, including the relationship of the value of the consideration issuable in the Merger to the market value, tangible book value, and earnings per share of FAB, (iii) the non-financial terms of the Merger, including the treatment of the Merger as a tax-free exchange of FAB Common Stock for ANB Common Stock for federal income tax purposes, (iv) the likelihood of the Merger being approved by the applicable regulatory authorities without undue conditions or delay, (v) the opportunity for reducing the non-interest expense of the operations of FAB and the ability of the operations of FAB after the Merger to contribute to the earnings of ANB, (vi) the attractiveness of the FAB franchise, the market potential of FAB and each of the markets in which it operates, and the combinability of the franchise of FAB in north Alabama with the operation of ANB in its market, and (vii) the compatibility of the community bank orientation of the operations of FAB to that of ANB.

         FAB's board of directors considered whether the Merger would enhance shareholder value while protecting the need of its current customer and determine during the course of negotiations that the merger would satisfy both of those criteria.

         With respect to enhancement of shareholder value the board of directors of FAB consider (i) the consideration to be received by the FAB shareholders, (ii) the marketability and liquidity of ANB Common Stock, (iii) ANB's market position and reputation, and (iv) the dividend history of ANB. Considering the relative book value of ANB Common Stock as compared to FAB Common Stock, based in part on evaluation received from Alex Sheshunoff & Co. Investment Bankers, the board of directors of FAB determined that the exchange ratio represented in the Merger Agreement would be fair to the stockholders of FAB. The board of directors of FAB determined that the ownership of ANB Common Stock would present an immediate enhancement to shareholder value in that ANB Common Stock is actively traded on the NASDAQ National Market, thereby presenting shareholders with a significantly enhanced marketability and liquidity when compared to the FAB Common Stock. The board of directors of FAB also believe that ownership of ANB Common Stock presented an opportunity for continuing enhancement of shareholder value, considering ANB's size, position in its relevant market, the reputation of its management and its historical performance. ANB also had a history of paying dividends to its shareholders, as opposed to FAB which had not historically paid cash dividends to its shareholders.

         Having determined that the Merger would be in the best interest of the FAB shareholders, the board of directors of FAB evaluated the impact of the Merger on the current customers of First American Bank considering (i) ANB's ability to provide additional financial services to First American Bank's customers, (ii) the size of ANB's network of bank branches that could provide added convenience to First American Bank's existing customers, and (iii) ANB's





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commitment to continue to service Morgan, Limestone and Madison Counties.  The board of FAB determined that ANB would provide a number of additional financial services, such as trust services and security brokerage services, that would benefit the First American Bank's current customers in Morgan, Limestone and Madison Counties. In addition, ANB's commitment to maintain the current management of First American Bank and the appointment by ANB of three of FAB's current board of directors to its board of directors indicated that ANB would maintain and preserve the relationship which FAB had developed historically and would continue to serve the needs of Morgan, Limestone and Madison Counties in the future.

         Prior to the Merger, no FAB Common Stock will be held by FAB or any subsidiary thereof or by ANB, any subsidiary thereof or any director or executive officer thereof, other than in a fiduciary capacity and, in the case of FAB, as treasury stock. Upon consummation of the Merger, each share of FAB Common Stock issued and outstanding immediately prior to the Merger (excluding shares held by Stockholders who perfect their dissenter's rights) shall cease to be outstanding and shall be converted into .7199 newly issued shares of ANB Common Stock. The ANB Common Stock to be issued in the Merger will have been registered with the Securities and Exchange Commission under the Securities Act of 1933. The ratio for the exchange of shares of FAB Common Stock for ANB Common Stock was negotiated through arm's-length bargaining. Accordingly, the fair market value of the ANB Common Stock and cash consideration, in the case of fractional shares, will be approximately equal to the fair market value of the FAB Common Stock surrendered in exchange therefor.

         Each share of ANB Common Stock issued and outstanding immediately prior to the effective time of the Merger shall remain issued and outstanding from and after the effective time.

         As contemplated in the Agreement, FAB will be merged into and become a part of ANB, which will be the surviving corporation. FAB's separate corporate existence will cease to exist upon consummation of the Merger. The Merger will be effected pursuant to the laws of the States of Alabama and Delaware. ANB, as the successor corporation, will acquire all of the assets of FAB (both net and gross) and assume all of FAB's liabilities. Both the fair market value and adjusted basis of the assets of FAB to be transferred to ANB will equal or exceed the sum of liabilities to be assumed by ANB, plus the amount of liabilities, if any, to which the transferred assets are subject. The liabilities of FAB to be assumed by ANB and the liabilities to which transferred assets of FAB are subject were incurred by FAB in the ordinary course of its business. FAB does not have any indebtedness of ANB or any subsidiary or affiliate of ANB that was issued, acquired or will be settled at a discount, or that was issued or acquired in connection with this transaction. Nor does ANB have any indebtedness of FAB or any





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Alabama National BanCorporation
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Page 5



subsidiary or affiliate of FAB that was issued, acquired or will be settled at a discount, or that was issued or acquired in connection with this transaction.

         ANB has no plan or intention to sell or otherwise dispose of any of the assets of FAB acquired in the transaction, except for dispositions made, or to be made, in the ordinary course of business. Following the Merger, ANB will continue the historic business of FAB and use a significant portion of FAB's assets in such business, including the operation of the banking business of FAB conducted through First American Bank. ANB has no plan or intention to liquidate First American Bank, to merge First American Bank into another corporation, or to cause First American Bank to sell or otherwise dispose of any of the assets of First American Bank, except for dispositions made in the ordinary course of business.

         No fractional shares will be issued in connection with the Merger. In the event that a fractional share is computed, the shareholder will receive cash in lieu thereof. The cash payment in lieu of fractional shares is solely for the purpose of avoiding the expense and inconvenience to ANB of issuing fractional shares and does not represent separately bargained-for consideration. No one holder of FAB Common Stock will receive cash greater than the average sales price of one full share of ANB Common Stock reported on the NASDAQ National Market during the ten trading days ending on the tenth business day prior to the effective date of the Merger, and in the aggregate the maximum amount of cash consideration that will be paid in the transaction to the holders of FAB Common Stock in lieu of fractional shares will not exceed the product of (i) the number of holders of FAB Common Stock on the effective date of the Merger, times (ii) the value of one full share of ANB Common Stock calculated as set forth above. The total cash consideration that will be paid in the Merger instead of issuing fractional shares is not expected to exceed one percent of the total consideration to be received. Any holder of FAB Common Stock who perfects his statutory dissenter's rights shall be entitled to receive the value of such shares in cash, as determined pursuant to the Alabama Business Corporation Act. In the event that Shareholders owing in excess of 5% of the outstanding shares of FAB Common Stock property assert their dissenter's rights, ANB's Board of Directors may terminate the Merger.

         All ANB Common Stock to be received by FAB shareholders will be freely transferable, except for ANB Common Stock received by persons deemed to be "affiliates" of FAB who, under Rule 145 pursuant to the Securities Act of 1933, will be restricted as to future sales. As of the effective date of the Merger, each such affiliate will have entered into an agreement restricting resale of the ANB Common Stock.

         To the best knowledge of management of FAB, there is no plan or intention by any holder of 1% or more of the outstanding shares of FAB Common Stock to (i) sell, exchange,





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Alabama National BanCorporation
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Page 6



or otherwise dispose of any of the ANB Common Stock received in the transaction
(ii) reduce the risk associated with the ownership of ANB Common Stock by entering into a transaction such as a short sale of ANB Common Stock (including transactions commonly referred to as "short-against-the-box"), the granting of a "deep-in-the-money" call option, or other arrangement, or (iii) enter into, or consent to, any contract or other arrangement with respect to the sale, exchange or other disposition of ANB Common Stock to be received in the Merger (collectively a "Disposition Transaction"). To the best knowledge of management of FAB, there is no plan or intention on the part of the remaining holders of FAB Common Stock to engage in a Disposition Transaction of a number of shares of ANB Common Stock received in the Merger that would reduce the holders' of FAB Common Stock holdings of ANB Common Stock received in the Merger to less than 50% of the value of all FAB Common Stock as of the effective date of the Merger. ANB has no plan or intention to reacquire any ANB Common Stock issued in the transaction.

         Three of the 12 present directors of FAB will be elected to the Board of Directors of ANB effective on the date of consummation of the Merger and thereafter will receive an annual fee as a director of ANB. The fee to be paid such individuals, as directors, is not allocable to any of the FAB Common Stock. Dan M. David will be elected to serve as Vice-Chairman of ANB as a result of the Merger. Additionally, Mr. David will continue to serve as Chairman of First American Bank. Any consideration to be paid by ANB to Mr. David for his employment services is not allocable to any of their FAB Common Stock. Finally, no shareholder-employee of FAB will receive any consideration for the FAB Common Stock owned by such shareholder-employee in the form of compensation for services rendered or to be rendered, and all compensation to such shareholder-employees for services rendered or to be rendered will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         ANB and FAB will each bear and pay costs and expenses incurred by it, or on its behalf, in connection with the Merger, including filing, registration and application fees, printing and mailing fees and expenses and fees and expenses of their respective accountants and counsel. Any costs and expenses incurred by a holder of FAB Common Stock will be for his own account and will not be paid by ANB or FAB.

         Neither ANB nor FAB are under the jurisdiction of a court in a Title 11 or similar case.

         As of December 31, 1996, the total assets of FAB, exclusive of cash, cash items (including receivables) and Government securities, were $__________. Of this amount, the total value of the assets held for investment constitutes $__________, of which $__________ consisted of stock and securities. As of the date hereof, there has been no substantial change





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Alabama National BanCorporation
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Page 7



in FAB's total assets, that portion of FAB's total assets held for investment or that portion represented by stock and securities.

         As of December 31, 1996, the total assets of ANB, exclusive of cash, cash items (including receivables) and Government securities, were $____________. Of this amount, the total value of the assets held for investment constitutes $___________ of which $_____________ consisted of stock and securities. As of the date hereof, there has been no substantial change in ANB's total assets, that portion of ANB's total assets held for investment or that portion represented by stock and securities.


                                 LEGAL ANALYSIS

         Section 354(a)(1) of the Internal Revenue Code of 1986 (the "Code")(1) provides that gain or loss will not be recognized to a transferor stockholder if stock or securities in a corporation that is a "party to a reorganization" are, pursuant to a "plan of reorganization," exchanged solely for stock or securities in another corporation that is also a "party to the reorganization." The exchange to which section 354(a)(1) applies must be pursuant to a "plan of reorganization" and the stock and securities surrendered and received must be the stock and securities of corporations each of which is a "party to a reorganization" as those terms are defined in section 368. Treas. Reg. Section 1.354-1(a). Section 354(a)(2)(A) provides that the non-recognition rule of section 354(a)(1) will not apply if either (i) the principal amount of the securities received by the transferor exceeds the principal amount of the securities surrendered by the transferor, or (ii) securities are received by the transferor but no securities are surrendered by the transferor.

         Section 356(a)(1) provides that if the non-recognition rule of section 354(a)(1) would apply to an exchange except that money or "other property" is received by the transferor in addition to stock or securities in a corporation that is a "party to a reorganization," then gain will be recognized by the transferor to the extent of the money and fair market value of the "other property" received. If such an exchange has the effect of the distribution of a dividend, then each transferor that receives money or "other property" will have the gain to be recognized treated as a dividend to the extent of such transferor's ratable share of the earnings and profits of the corporation in which the transferor held stock. Code, Section 356(a)(2). Whether a distribution has the effect of a dividend will be determined based upon principles developed under sections 356(a)(2) and 302 for determining dividend equivalency. Rev. Rul. 74-515, 1974-2 C.B. 118. In applying those principles in the context of section 356, one compares the interest





--------------------

(1)  Statutory references are to the Code.

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Alabama National BanCorporation
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the shareholder actually received in the acquiring corporation in the reorganization with the interest the shareholder would have received in the acquiring corporation if solely stock had been received. Commissioner v. Clark, 489 U.S. 726 (1989); Rev. Rul. 93-61, 1993-2 C.B. 118.

         The phrase "other property" does not include "securities" if such securities would be permitted to be received without the recognition of gain under the provisions of section 354. Code, Section 356(d)(2)(A). Further, if securities of a corporation that is "a party to a reorganization" are surrendered and securities of a corporation that is "a party to a reorganization" are received which exceed the principal amount of the securities surrendered, the term "other property" includes only the fair market value of the excess principal amount. Code, Section 356(d)(2)(B).

         In a "reorganization" where cash is paid by the acquiring corporation that is not separately bargained for but is in lieu of fractional share interests to which shareholders are entitled, such cash payment will be treated under section 302(a) as a redemption of the fractional share interest which will be treated as a distribution in exchange, provided that the redemption is not essentially equivalent to a dividend. Rev. Rul. 66-365, 1966-2 C.B. 116 amplified Rev. Rul. 81-18, 1981-1 C.B. 122; Rev. Rul. 69-34, 1969-1 C.B. 105.
See also, PLR 9703019. The Internal Revenue Service (the "Service") will normally rule that a cash distribution in lieu of fractional share interests arising in a "reorganization" will be in part or full payment in exchange for the stock redeemed if the cash distribution is undertaken solely for the purpose of saving the corporation the expense and inconvenience of issuing and transferring fractional shares and is not separately bargained-for consideration. Rev. Proc. 77-41, 1977-2 C.B. 574. See e.g. PLR 9701020.

         The term "reorganization" is defined in Section 368(a) and includes under Section 368(a)(1)(A) a statutory merger or what is commonly referred to as an "A reorganization." See also, Treas. Reg. Section 1.368-2(b)(1).

         In the present matter, FAB will merge into ANB in a statutory merger under the laws of the States of Alabama and Delaware. Holders of FAB Common Stock will exchange their shares for ANB Common Stock. Only in the instance where a fractional share is computed will the holder of a FAB Common Stock receive cash in lieu of a fractional share of ANB Common Stock. The distribution of cash, as opposed to the distribution of a fractional share of ANB Common Stock, is solely for the purpose of saving ANB the expense and inconvenience of issuing and transferring fractional shares of ANB Common Stock and is not separately bargained-for consideration.

         In the case of an exchange to which section 354 applies, the basis of the stock or securities received by the transferor, without the recognition of gain or loss, shall be the same





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Page 9



as that of the stock or securities exchanged, decreased by (i) the fair market value of any "other property" and money received by the transferor and (ii) the amount of loss recognized by the taxpayer on the exchange, and increased by (x) the amount treated as a dividend and (y) the amount of gain recognized on the exchange, exclusive of the portion treated as a dividend. Code, Section 358(a)(1).

         The holding period of stock of a corporation "a party to a reorganization" received by a transferor includes the period of time that the transferor held the stock of the other corporation "a party to the reorganization" if such stock constitutes a capital asset in the hands of the transferor. Code, Section 1223(1). Additionally, for this rule to apply the stock received must have the same basis, in whole or in part, as the stock exchanged. Generally, a capital asset will include all property held by a taxpayer exclusive of (i) stock in trade of a taxpayer or (ii) other property of a kind which would be properly includible in inventory. Code, Section 1221(1).

         In the present matter, a holder of FAB Common Stock will have a basis in the ANB Common Stock received equal to such holder's basis in the FAB Common Stock surrendered, decreased by the amount of any cash received in lieu of a fractional share of ANB Common Stock and increased by the amount of gain recognized as a result of receiving cash in lieu of a fractional share. Such holder of FAB Common Stock will include in the holding period of ANB Common Stock the holding period of such holder of FAB Common Stock unless the FAB Common Stock was not considered as a capital asset in the hands of such holder.

         With respect to the tax treatment of a corporation that is "a party to a reorganization" which issues stock to a transferor of stock or securities in another corporation that is a "party to a reorganization," the basis of the property acquired shall be the same as the basis in the property surrendered increased by the amount of gain recognized by the transferor on such transfer. Code, Section 362(b).

         The term "party to a reorganization" is defined in sections 368(a) and 368(b). The term "plan of reorganization" is defined in the regulations promulgated under the authority of section 368.

         Two additional requirements for a "reorganization" are a "continuity of business enterprise" and a "continuity of interest" therein on the part of those persons who, directly or indirectly, were the owners of the enterprise prior to the reorganization. Treas. Reg. Section 1.368-1(b).

         The "continuity of business enterprise" requirement is satisfied if the acquiring corporation either (i) continues the acquired corporation's historic business, or (ii) uses a





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Page 10



significant portion of the acquired corporation's historic business assets in a business. Treas. Reg. Section 1.368-1(d)(2). With respect to continuing the historic business of the acquired corporation, the fact that the acquiring corporation is in the same line of business as the acquired corporation tends to establish the requisite business continuity. The acquired corporation's historic business is generally the business it has most recently conducted. If the acquired corporation has more than one line of business, continuity of business enterprise requires that only a significant line of business be conducted. Treas. Reg. Section 1.368-1(d)(3). With respect to the alternative of historic business assets continuity, it generally will be satisfied if the acquiring corporation utilizes a significant portion of the acquired corporation's historic business assets in a business. An acquired corporation's historic business assets are those assets used in its historic business. Whether a "significant" portion of the historic assets are used in a business is based upon the relative importance of the assets to the operation of the business. Treas. Reg. Section 1.368-1(d)(4).

         The "continuity of interest" requirement is satisfied if there exists among the holders of the stock and securities of either (i) the acquired corporation or (ii) acquiring corporation, the requisite continuity of interest in the acquiring corporation. Treas. Reg. Section 1.368-1(b). For ruling purposes, the Service has stated that the continuity of interest requirement will be satisfied if one or more shareholders of the acquired corporation acquire stock of the acquiring corporation, or a corporation controlling the acquiring corporation, that is equal in value to at least 50% of the value of all the outstanding stock of the acquired corporation on the date of the reorganization. Rev. Proc. 77-37, 1977-2 C.B. 568. See, J.E. Seagram Corp. v. Commissioner 104 TC 100 (1995) (discussion of judicial authority for less than 50%).

         In the present matter, ANB both will continue FAB's historic business and use a significant portion of FAB's historic business assets in such business. Additionally, former holders of FAB Common Stock will acquire in the aggregate ANB Common Stock equal in value to at least 50% of the value of all of the outstanding FAB Common Stock on the date of the reorganization, and there is no known intent to dispose of a sufficient number of ANB Common Stock to reduce the value of the ANB Common Stock received and retained to less than 50% of the value of the FAB Common Stock immediately before the Merger.

         Additionally, for a transaction to qualify as a reorganization by virtue of a statutory merger, there must be a business purpose for the transaction. Treas. Reg. Sections 1.368-1(b); 1.368-2(b)(2). Whether a transaction has a business purpose is eventually a factual question with no mathematical safe-harbor available.

         In the present matter, ANB should be able by virtue of its size to realize certain economies of scale and be more competitive with regional and national providers of financial





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Page 11



services. Additionally, holders of FAB Common Stock will receive in exchange for such shares a security registered under the Securities Act of 1933 issued by a company that reports under the Securities Exchange Act of 1934. Based upon similar facts, the Service has ruled in the past that a reorganization has occurred.

         Assuming that a "reorganization" occurs, a "party to a reorganization" includes both corporations in a transaction qualifying as a reorganization when one corporation acquires properties of another corporation and, in the case of a corporation controlling the acquiring corporation, such corporation where its stock is used in the acquisition. Treas. Reg. Section 1.368-2(f). A "plan of reorganization" is a consummated transaction specifically defined as a reorganization and is not itself a broadening of the term "reorganization." Treas. Reg. Section 1.368-2(g).

         Although not directly applicable to the present matter, the Service has held that the "solely for voting stock" requirement of Sections 368(a)(1)(B) and 368(a)(1)(C) will not be violated if the acquiring corporation pays expenses of the acquired corporation that are solely and directly related to the reorganization, but will be violated if the acquiring corporation pays the individual expenses of the stockholders of the acquired corporation. Rev. Rul. 73-54, 1973-1 C.B. 187; PLR 9701020. Even in statutory mergers, for ruling purposes, the Service required a representation that each party to the merger and the stockholders of the acquired corporation will pay their respective expenses, if any, incurred in connection with the transaction. Rev. Proc. 86-42, 1986-2 C.B. 722. The Service has stopped ruling on these types of transactions. Rev. Proc. 97-3, 1997-I.R.B. 84 (Section 3.01(24)).

         Even though a transaction would otherwise meet all of the requirements for a "reorganization" as described before, a transaction will not be considered a "reorganization" if two or more parties to the transaction are "investment companies," at least as with respect to such "investment company." Code, Section 368(a)(2)(F)(i). For this purpose, the term "investment company" means a "regulated investment company," a "real estate investment trust," or a corporation 50% or more of the value of whose total assets are stock and securities and 80% or more of the value of whose total assets are assets held for investment. In making this calculation, stock and securities in any subsidiary are disregarded and the parent corporation is deemed to own its ratable share of the subsidiary assets, considering for this purpose a corporation as being a subsidiary if another corporation owns 50% or more of the combined voting power of all classes of stock entitled to vote, or 50% or more of the total value of shares of all classes of stock outstanding. Code,
Section 368(a)(2)(F)(iii). Additionally, in determining total assets, there is excluded cash and cash items (including receivables), government securities and in certain instances other assets acquired. Code, Section 368(a)(2)(F)(iv). Assets are held for investment if (i) they are held primarily for gain from appreciation in value, production of





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Page 12



passive income or both and (ii) are not held primarily for sale to customers. Prop. Treas. Reg. Section 1.368-4(d)(1). Passive income includes interest income if such interest constitutes passive income for purposes of S corporation taxation. Prop. Treas. Reg. Section 1.368-4(d)(2). Interest income directly derived in the ordinary course of a trade or business of lending or financing does not constitute passive income. Treas. Reg. Section 1.1362-2(c)(5)(iii)(B). Among the requirements to constitute a "regulated investment company," is that the company files with its return for the taxable year an election to be a "regulated investment company" or has made such election for a previous taxable year. Code, Section 851(d)(1). A similar requirement is provided to constitute a "real estate investment trust." Code,
Section 856(c)(1).

         In the present matter, neither ANB, nor FAB has made an election to be taxed as a regulated investment company or a real estate investment trust. Accordingly, such entities can constitute an "investment company" only if 50% or more of the value of their respective assets are stocks and securities and 80% or more of the value of the total assets are held for investment. In making these calculations, cash, cash items (including receivables) and Government securities are excluded and stock and securities in a 50%-owned subsidiary are disregarded with the parent being deemed to own its ratable share of such subsidiaries' assets. Otherwise, a "security" includes obligations of state and local governments, commodity futures contracts, shares of regulated investment companies, real estate investment trusts and other investments constituting a security within the meaning of the Investment Company Act of 1940. In the present matter, neither ANB nor FAB meet the definition of an "investment company."

         With respect to FAB Shareholders who elect to exercise their right to dissent to the Merger, cash received with respect to a dissenter's FAB Common Stock will be treated as received by the FAB Shareholder in redemption of their FAB Common Stock, subject to the provisions and limitations of Section 302 of the Code.


                                    OPINION

         Based upon the facts set forth herein and assuming that the Merger will take place as described in the Agreement and that the representations made by ANB and FAB are true and correct at the time of consummation of the Merger, it is our opinion that:

                 (i) the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

Alabama National BanCorporation
___________, 1997
Page 13



                 (ii) no gain or loss will be recognized by a holder of FAB Common Stock upon conversion in the Merger of FAB Common Stock into ANB Common Stock;

                 (iii) the basis of ANB Common Stock to be received in the Merger by a holder of FAB Common Stock will be the same as such holder's basis in the FAB Common Stock exchanged therefor;

                 (iv) the holding period of ANB Common Stock to be received in the Merger by a holder of FAB Common Stock will include the period during which such holder held the FAB Common Stock exchanged therefor, provided that such FAB Common Stock was held as a capital asset immediately prior to the consummation of the Merger;

                 (v) the receipt of cash in exchange for a fractional share interest in a share of ANB Common Stock will be treated as received in exchange for such fractional share interest;

                 (vi)     ANB and FAB will each be a "party to a
         reorganization" within the meaning of Section 368(b) of the Code;

                 (vii) no gain or loss will be recognized by ANB or FAB in connection with the reorganization; and

                 (viii) the receipt of cash by a FAB Shareholder, who exercises his or her rights to dissent, will be treated as received in exchange for such FAB Common Stock.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out therein, which we have assumed and you have confirmed to be true on the date hereof and will be true on the date on which the proposed transaction is consummated. Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed transaction.

Alabama National BanCorporation
___________, 1997
Page 14



         We consent to the use of this opinion as an exhibit to the Registration Statement (Registration No. ___________) filed by ANB relating to the proposed Merger and to the reference to us under the headings "RISK FACTORS
- Tax Considerations," "THE MERGER - Certain Federal Income Tax Consequences" and "LEGAL MATTERS" in the Joint Proxy Statement and Prospectus included in the Registration Statement. This opinion is being provided solely for the use of ANB. No other person or party shall be entitled to rely on this opinion.


                               Very truly yours,

                                   EXHIBIT A

                     STATEMENT OF FACTS AND REPRESENTATIONS


         This Statement of Facts and Representations is made on behalf of First American Bancorp ("FAB") to Maynard, Cooper & Gale, P.C., and is intended to be relied upon in the issuance of an opinion as to certain federal tax consequences arising from consummation of the transactions described in the Agreement and Plan of Merger dated July 24, 1997, by and between FAB and Alabama National BanCorporation ("ANB"). Capitalized terms shall have the meaning assigned to them in the opinion of Maynard, Cooper & Gale, P.C. dated _____________, 1997, to ANB.

         1. Both the fair market value and adjusted basis of assets of FAB to be transferred to ANB will equal or exceed the sum of liabilities to be assumed by ANB, plus the amount of liabilities, if any, to which the transferred assets are subject.

         2. The ratio for the exchange of shares of FAB Common Stock for ANB Common Stock was negotiated through arm's-length bargaining. The fair market value of the ANB Common Stock and cash consideration, in the case of fractional shares, will be approximately equal to the fair market value of the FAB Common Stock surrendered in exchange therefor.

         3. The liabilities of FAB to be assumed by ANB and the liabilities to which transferred assets of FAB are subject were incurred by FAB in the ordinary course of its business.

         4. To the best knowledge of management of FAB, there is no plan or intention by any holder of 1% or more of the outstanding shares of FAB Common Stock to (i) sell, exchange, or otherwise dispose of any of the ANB Common Stock received in the transaction, (ii) reduce the risk associated with the ownership of ANB Common Stock by entering into a transaction such as a short sale of ANB Common Stock (including transactions commonly referred to as a "short-against-the-box"), the granting of "deep-in-the-money" call options, or other arrangement, or (iii) enter into, or consent to, any contract or other arrangement with respect to the sale, exchange or other disposition of ANB Common Stock to be received (collectively a "Disposition Transaction"). To the best knowledge of management of FAB, there is no plan or intention on the part of the remaining holders of FAB Common Stock to engage in a Disposition Transaction of a number of shares of ANB Common Stock received in the Merger that would reduce the holders of FAB Common Stock holdings of ANB Common Stock received in the Merger to less than 50% of the value of all FAB Common Stock as of the effective date of the Merger.

         5. FAB does not have any indebtedness of ANB or any subsidiary of ANB that was issued, acquired or will be settled at a discount, or that was issued or acquired in connection with this transaction.

         6. Any cost or expense incurred by a holder of FAB Common Stock will be for his own account and will not be paid by FAB.

         7. The payment of cash in lieu of fractional shares of ANB Common Stock is solely for the purpose of avoiding the expense and inconvenience to ANB of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the holders of FAB Common Stock instead of issuing fractional shares of ANB Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the holders of FAB in exchange for their shares of FAB Common Stock. The fractional share interests of each FAB Common Stock will be aggregated, and no holder of FAB Common Stock will receive cash in an amount greater than the value of one full share of ANB Common Stock based upon the average sales price of one full share of ANB Common Stock reported on the NASDAQ National Market during the ten trading days ending on the tenth business day prior to the effective date of the Merger.

         8. The fee to be paid to those individuals who are members of the Board of Directors of FAB who become directors of ANB, is not allocable to any of the FAB Common Stock. Any consideration to be paid by ANB to Dan M. David pursuant to employment arrangements is not allocable to any of the FAB Common Stock. No shareholder-employee of FAB will receive any consideration for the FAB Common Stock owned by such shareholder-employee in the form of compensation for services rendered or to be rendered and all compensation to such shareholder-employee for services rendered or to be rendered will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

         9. FAB is not under the jurisdiction of a court in a Title 11 or similar case.

         10. As of December 31, 1996, the total assets of FAB, exclusive of cash, cash items (including receivables) and Government securities was $______________. Of this amount, the total value of the assets held for investments constitutes $___________, of which $____________ consists of stock and securities.

         11. As of the date hereof, there has been no substantial change from December 31, 1996 in FAB's total assets or that portion of FAB's total assets represented by investment securities.

         12. Except as will be effected by the Merger, there has been no change in the issued and outstanding FAB Common Stock since December 31, 1996.

         13. FAB has not elected to be taxed as a regulated investment company or a real estate investment trust.

                                        FIRST AMERICAN BANCORP

                                        By:_____________________________________
                                          Its:__________________________________

                                   EXHIBIT B

                     STATEMENT OF FACTS AND REPRESENTATIONS


        This Statement of Facts and Representations is made on behalf of Alabama National BanCorporation ("ANB"), to Maynard, Cooper & Gale, P.C., and is intended to be relied upon in the issuance of an opinion as to certain federal tax consequences arising from consummation of the transactions described in the Agreement and Plan of Merger dated July 24, 1997, by and between First American Bancorp ("FAB") and ANB. Capitalized terms shall have the meaning assigned to them in the opinion of Maynard, Cooper & Gale, P.C. dated _________, 1997, to ANB.

        1. The ratio for the exchange of shares of FAB Common Stock for ANB Common Stock was negotiated through arm's-length bargaining. The fair market value of the ANB Common Stock and cash consideration in the case of fractional shares will be approximately equal to the fair market value of the FAB Common Stock surrendered in exchange therefor.

        2. Each share of ANB common stock (excluding shares held by stockholders who perfect their dissenter's right of appraisal as provided in the Merger Agreement) issued and outstanding immediately prior to the effective time of the Merger shall remain issued and outstanding from and after the effective time.

        3. ANB does not have any indebtedness of FAB or any subsidiary of FAB that was issued, acquired or will be settled at a discount, or that was issued or acquired in connection with this transaction.

        4. ANB has no plan or intention to sell or otherwise dispose of any of the assets of FAB acquired in the transaction, except for dispositions made, or to be made, in the ordinary course of business or for transfers to another corporation controlled by ANB. Following the Merger, ANB will continue the historic business of FAB and use a significant portion of FAB's assets in such business, including the operation of the banking business of FAB conducted through First Bank.

        5. ANB has no plan or intention to reacquire any ANB Common Stock issued in this transaction.

        6. None of ANB, its subsidiaries (other than in a fiduciary capacity), directors and executive officers owned on December 31, 1996 any FAB Common Stock.

        7. The payment of cash in lieu of fractional shares of ANB Common Stock is solely for the purpose of avoiding the expense and inconvenience to ANB of issuing fractional shares and does not represent separately bargained for consideration. The total cash consideration that will be paid in the transaction to the holders of FAB Common Stock instead of issuing fractional shares of ANB Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the holders of FAB in exchange for their shares of FAB Common Stock. The fractional share interests of each FAB Common Stock will be aggregated, and no holder of FAB Common Stock will receive cash in an amount greater than the book value of one full share of ANB Common Stock determined as of the month-end immediately preceding the effective date of the Merger.

        8. As of December 31, 1996, the total assets of ANB, exclusive of cash, cash items (including receivables) and Government securities were $_____________. Of this amount, the total value of the assets held for investment constitutes $_____________, of which $_______________ consists of stock and securities. As of the date hereof, there has been no substantial change in ANB's total assets, the portion of ANB's total assets held for investment, or that portion represented by stock and securities.

        9. ANB is not under the jurisdiction of a court in a Title 11 or similar case.

        10. ANB has no plan or intention to liquidate First American Bank, to merge First American Bank into another corporation, or to cause First American Bank to sell or otherwise dispose of any of the assets of First American Bank, except for dispositions made in the ordinary course of business.

        11. ANB has not elected to be taxed as a regulated investment company or a real estate investment trust.

                                        ALABAMA NATIONAL
                                        BANCORPORATION


                                        By:____________________________________
                                          Its:_________________________________





                                      B-2